Exhibit 23.1.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 15, 2002, except for Note 9, for which the date is July 28, 2004, relating to the combined financial statements of Reynolds Aluminum Supply Company (The Distribution Business of Reynolds Metal Company), which is included in such Registration Statement. We also consent to the inclusion in the Registration Statement on Form S-1 of our report dated July 28, 2004 relating to the financial statement schedule of Reynolds Aluminum Supply Company, which is also included in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania

August 20, 2004